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                                  EXHIBIT 2.1

                         AGREEMENT AND PLAN OF MERGER

     THIS AGREEMENT AND PLAN OF MERGER (this "Agreement"), dated as of the 12th day of February, 1998, is by and among DocuCorp International, Inc., a Delaware corporation ("DocuCorp"), EZPS Acquisition Corp., a Delaware corporation ("Acquisition Co"), EZPower Systems, Inc., a Delaware corporation (the "Company"), and the stockholders of the Company listed on
Schedule I hereto (each such person referred to individually herein as the "Stockholder" and collectively herein as the "Stockholders").

                             W I T N E S S E T H:

     WHEREAS, Acquisition Co is a wholly-owned subsidiary of DocuCorp newly formed for the purpose of the transactions contemplated hereby; and

     WHEREAS, the Stockholders collectively own, directly or indirectly, all of the outstanding capital stock (collectively, the "Shares") of the Company; and

     WHEREAS, DocuCorp desires to acquire the Company through the merger transaction contemplated hereby;

     NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements herein contained, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

I.             THE MERGER

1.1 THE MERGER. In accordance with the provisions of the business corporation laws of the State of Delaware at the Effective Date (as hereinafter defined), the Company shall be merged (the "Merger") with and into Acquisition Co., and Acquisition Co. shall be the surviving corporation (the "Surviving Corporation") and as such shall continue to be governed by the laws of the State of Delaware.

1.1 CONTINUATION OF CORPORATE EXISTENCE. Except as may otherwise be set forth herein, the corporate existence and identity of Acquisition Co., with all its purposes, powers, franchises, privileges, rights and immunities, shall continue unaffected and unimpaired by the Merger, and the corporate existence and identity of the Company, with all its purposes, powers, franchises, privileges, rights and immunities, at the Effective Date shall be merged with and into that of Acquisition Co. and the Surviving Corporation shall be vested fully therewith and the separate corporate existence and identity of the Company shall thereafter cease except to the extent continued by statute.

1.1 EFFECTIVE DATE. The Merger shall become effective upon the filing on the Closing Date (as defined herein) of the Certificate of Merger with the Secretary of State of the State


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of Delaware pursuant to the provisions of the Delaware General Corporation
Laws. The date and time when the Merger shall become effective is hereinafter referred to as the "Effective Date."
1.2 CORPORATE GOVERNMENT. The Certificate of Incorporation of Acquisition Co., as in effect on the Effective Date, shall continue in full force and effect and shall be the Certificate of Incorporation of the Surviving Corporation, except that the name of Acquisition Co. shall be changed to "EZPower Systems, Inc." The Bylaws of Acquisition Co., as in effect as of the Effective Date, shall continue in full force and effect and shall be the Bylaws of the Surviving Corporation. The member(s) of the Board of Directors of the Surviving Corporation shall be the person(s) holding such office(s) in Acquisition Co. as of the Effective Date.

1.1 RIGHTS OF THE SURVIVING CORPORATION. The Surviving Corporation shall have the following rights and obligations:

          (a) The Surviving Corporation shall have all the rights, privileges immunities and powers and shall be subject to all the duties and liabilities of a corporation organized under the laws of the State of Delaware.

          (b) The Surviving Corporation shall possess all of the rights, privileges immunities and franchises, of either a public or private nature, of the Company and Acquisition Co. and all property, real, personal and mixed, and all debts due on whatever account, including subscription to shares, and all other choses in action, and every other interest of or belonging or due to the Company and Acquisition Co. shall be taken and deemed to be transferred or invested in the Surviving Corporation without further act or deed.

          (c) At the Effective Date, the Surviving Corporation shall thenceforth be responsible and liable for all liabilities and obligations of the Company and Acquisition Co., and any claim existing or action or proceeding pending by or against Acquisition Co. or the Company may be prosecuted as if the Merger had not occurred, or the Surviving Corporation may be substituted in its place. Neither the rights of creditors nor any liens upon the property of Acquisition Co. or the Company shall be impaired by the Merger.

1.1 RELATED TRANSACTIONS. At the Closing, the following related transactions shall be completed:

          (a) DocuCorp and each of Sashidhar P. Reddi, Subinder Khurana and Michael C. Row (collectively the "Management Stockholders") shall enter into an employment agreement in the form of Exhibit A hereto
     (collectively, the "Employment Agreements");

          (b) DocuCorp shall retire all of the indebtedness of the Company listed on Schedule II hereto; and

          (c) To the extent granted by third parties, any and all of the guarantees executed and delivered by a Stockholder personally guaranteeing obligations of the Company (set forth on Schedule II hereto) will be terminated and released (it being understood that DocuCorp will provide a guaranty of such obligations in order to induce the third parties to terminate the guaranty of such Stockholder).

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1.1            TAX CONSEQUENCES.  It is intended that the Merger shall
constitute a reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the "Code"), and that this Agreement shall constitute a "plan of reorganization" for the purposes of Section 368 of the Code.

1         CONVERSION OF SHARES; CLOSING

1.1 CONVERSION OF SHARES; MERGER CONSIDERATION. At the Effective Date, by virtue of the Merger and without any action on the part of the holder thereof:

          (a) The Shares, in the aggregate and on a fully diluted basis (assuming the exercise of the "Convertible Securities" (defined hereinafter)) immediately prior to the Effective Date, shall at the Effective Date, by virtue of the Merger and without any action on the part of the holders thereof, be converted into (i) 650,000 shares of common stock, $.01 par value, of DocuCorp ("DocuCorp Shares") and (ii) such portion of the "Contingent Purchase Price" as set forth below. The foregoing DocuCorp Shares and Contingent Purchase Price shall be referred to hereinafter collectively as the "Merger Consideration."

          (b) The Stockholders owning Convertible Securities will exercise the same prior to the Effective Date. As set forth in paragraph (a) above, the Shares to be issued upon the exercise of the Convertible Securities shall be included in the Shares that are to be converted into DocuCorp Shares as set forth herein. The term "Convertible Securities" shall mean all outstanding options, warrants or other securities of the Company convertible into Common Stock immediately prior to the Effective Date.

          (c) Each share of common stock of Acquisition Co. which shall be outstanding immediately prior to the Effective Date, shall at the Effective Date, by virtue of the Merger and without any action on the part of the holder thereof, remain unchanged and thereafter represent one share of the Surviving Corporation

          (d) The Merger Consideration shall be allocated among the Stockholders in the manner set forth in Schedule I to this Agreement. No scrip or fractional shares of DocuCorp Shares shall be issued in the Merger. All fractional shares to which a Stockholder of the Company would otherwise be entitled shall be aggregated. If a fractional share results from such aggregation, such fraction shall be rounded to the nearest whole DocuCorp Share.

1.1            CONTINGENT PURCHASE PRICE.

          (a) The "Contingent Purchase Price" shall be a maximum amount of $2.0 million and shall be calculated based upon "EZPower Revenues" and "EZPower Income" (each as defined herein) as follows:

                    (i) If EZPower Revenues for the 12 months ending January 31, 1999 equal or exceed $4.5 million, then DocuCorp shall pay to the Stockholders the sum of $250,000; or if EZPower Revenues for the 12 months ending January 31, 1999 exceed $2.5 million but are less than $4.5 million, then DocuCorp shall pay to the Stockholders such

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          percentage of $250,000 as is equal to the percentage which
          (i) the amount of EZPower Revenues for such period in excess of $2.5 million bears to (ii) $2.0 million;

                    (ii) If EZPower Income for the 12 months ending January 31, 1999 equals or exceeds $600,000, then DocuCorp shall pay to the Stockholders the sum of $250,000; or if EZPower Income for the 12 months ending January 31, 1999 exceeds $0 but is less than $600,000, then DocuCorp shall pay to the Stockholders such percentage of $250,000 as is equal to the percentage which (i) the amount of EZPower Income for such period in excess of $0 bears to (ii) $600,000;

                    (iii) If EZPower Revenues for the 24 months ending January 31, 2000 equal or exceed $14.0 million, then DocuCorp shall pay to the Stockholders the sum of $750,000; or if EZPower Revenues for the 24 months ending January 31, 2000 exceed $8.0 million but are less than $14.0 million, then DocuCorp shall pay to the Stockholders such percentage of $750,000 as is equal to the percentage which (i) the amount of EZPower Revenues for such period in excess of $8.0 million bears to (ii) $6.0 million; and

                    (iv) If EZPower Income for the 24 months ending January 31, 2000 equals or exceeds $3.0 million, then DocuCorp shall pay to the Stockholders the sum of $750,000; or if EZPower Income for the 24 months ending January 31, 2000 exceeds $1.0 million but is less than $3.0 million, then DocuCorp shall pay to the Stockholders such percentage of $750,000 as is equal to the percentage which (i) the amount of EZPower Income for such period in excess of $1.0 bears to (ii) $2.0 million.

DocuCorp's obligation to pay Contingent Purchase Price to the Stockholders pursuant to each of the preceding subsections (i) through (iv) is independent of its obligation to pay Contingent Purchase Price pursuant to each of the other subsections. That is, payment will be made pursuant to each subsection that is applicable.

          (b) The amount of EZPower Revenues and EZPower Income for each of the above referenced periods shall be set forth on a written statement prepared by DocuCorp and delivered to the Stockholders within 30 days of the end of the applicable computation period, together with the applicable payment of the Contingent Purchase Price. The Stockholders (acting as a group through Sashidhar P. Reddi and Michael C. Row for purposes of this
     Section 2.2(b)) shall have the right to contest the statement at any time within 30 days after their receipt thereof by delivering their objection in writing to DocuCorp. The parties shall use their best efforts to resolve any contest promptly, and the Stockholders shall be entitled to examine the accounting records of DocuCorp for such purpose. If DocuCorp and the Stockholders are unable to resolve such dispute within 30 days after notification of such objection, the parties shall submit such dispute to KPMG Peat Marwick (the "Independent Auditors") to make the final determination. The decision of the Independent Auditors shall be

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     final and binding on the parties.  The Stockholders shall bear the cost of the Independent Auditors unless the decision of such Independent Auditors results in an adjustment in favor of the Stockholders of at least 10%, in which case DocuCorp will bear the cost of the Independent Auditors. All payments of the Contingent Purchase Price shall be made on or before the later of (i) 10 days after the determination of EZPower Revenues and/or EZPower Income, as the case may be, in accordance with the provisions of this subsection or (ii) 45 days after the end of each computation period.

          (c) As used herein for any computation period, "EZPower Revenues" shall mean licensing and maintenance revenues of the Surviving Corporation for such period, computed in accordance with generally accepted accounting principles consistently applied; and "EZPower Income" shall mean the income before taxes of the Surviving Corporation for such period, computed in accordance with generally accepted accounting principles consistently applied and adjusted for the following items:

               (i) to exclude any gains or losses associated with changes to conform to DocuCorp accounting policies;

               (ii) to exclude any capitalized software, net of the amortization of such capitalized software for such period;

               (iii) to exclude general and administrative overhead charges of DocuCorp and its subsidiaries other than the Surviving Corporation which are not in the ordinary course of business or which are not consistent with the historical general and administrative overhead charges of the Company;

               (iv) to include interest expenses (at an annual rate of 12%) on all advances of funds to, or on behalf of, the Surviving Corporation made by DocuCorp after the Closing;

               (v) to exclude any items of revenue and expense allocable to the Surviving Corporation under generally accepted accounting principles but which do not relate to the software products historically sold by the Company or any derivative product or new product incorporating the design features, properties or uses of such historic products;

               (vi) to exclude items of revenue and expense relating to professional consulting, implementation or similar services;

               (vii) to exclude fees and expenses paid by the Company pursuant to Section 16.1 hereof;

               (viii) to exclude any payments of Contingent Purchase
          Price; and

               (ix) to exclude any charge or deduction with respect to goodwill that may arise as a result of the transactions contemplated by this Agreement.

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     DocuCorp intends that the operations of the Surviving Corporation be maintained in a separate corporation for all periods through January 31, 2000, that the revenues and expenses of the Surviving Corporation will be separately identifiable and that DocuCorp will use generally accepted cost accounting principles to allocate to the Surviving Corporation any direct costs and expenses (including services performed by DocuCorp on behalf of the Surviving Corporation) that are related to the operations of the Surviving Corporation; provided, however, that to the extent the products or their proprietary technology or design features of the Surviving Corporation are incorporated, bundled or otherwise sold in conjunction with other products of DocuCorp, a fair and equitable allocation of the revenues and related expenses (based upon the relative prices which the products had been sold separately) shall be made between the Surviving Corporation's product and such other products, whether such products are sold by the Surviving Corporation or by DocuCorp or any affiliate of DocuCorp. At all times through January 31, 2000, DocuCorp will use its reasonable best efforts to encourage the development and sale of the Surviving Corporation's products. To this end, for such period and so long as the Surviving Corporation's products retain their present functionality and customer acceptance, DocuCorp will incorporate such products into the DocuCorp product line as one of its featured document management products.

1.1 TIME OF CLOSING. Consummation of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of DocuCorp in Dallas, Texas, on February 18, 1998, or as soon thereafter as possible after the execution of this Agreement when each of the other conditions set forth in Articles 6 and 7 have been satisfied or waived, and shall proceed promptly to conclusion, or at such other place, time and date as shall be fixed by mutual agreement between DocuCorp and the Company. The day on which the Closing shall occur is referred to herein as the "Closing Date." Each party will cause to be prepared, executed and delivered Articles of Merger to be filed with the Secretary of State of Delaware and all other appropriate and customary documents as any party or its counsel may reasonably request for the purpose of consummating the transactions contemplated by this Agreement. All actions taken at the Closing shall be deemed to have been taken simultaneously at the time the last of any such actions is taken or completed.

1.1 CLOSING PROCEDURE. At the Closing, (i) each party will cause to be prepared, executed and delivered a Certificate of Merger to be filed with the Secretary of State of Delaware, (ii) DocuCorp shall issue the DocuCorp Shares representing the Merger Consideration to the Stockholders in exchange for certificates representing 100% of the Company Common Stock and the documents evidencing the Convertible Securities, and (iii) each party will cause to be prepared, executed and delivered all documents required to be delivered by such party pursuant to Article 8 hereof and all other appropriate and customary documents as another party or its counsel may reasonably request for the purpose of consummating the transactions contemplated by this Agreement. Notwithstanding clause (ii) above, DocuCorp and the Controlling Stockholders shall jointly deposit 85,000 of the DocuCorp Shares with an escrow agent (the "Post-Closing Escrow Agent") to be held pursuant to the terms of the Post-Closing Escrow Agreement of even date herewith in the form of Exhibit B hereto (the "Post-Closing Escrow Agreement"). The Post-Closing Escrow Agent shall hold 50% of such escrowed DocuCorp Shares for a period of 12 months and 50% of such escrowed DocuCorp Shares for a period of 20 months, after which such shares shall be delivered to the Controlling Stockholders, subject to earlier claims in favor of DocuCorp as set forth in the Post-Closing Escrow Agreement.

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1         REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE STOCKHOLDERS.

     The stockholders of the Company indicated on Schedule I hereto as Controlling Stockholders (collectively, the "Controlling Stockholders") and the Company, jointly and severally, except with respect to the representation set forth in Section 3.12(b) below which is made by each Controlling Stockholder severally, represent and warrant to DocuCorp that, except as qualified by the Sellers' Disclosure Schedule attached hereto (the "Sellers' Disclosure Schedule"):

1.1 ORGANIZATION; GOOD STANDING. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of Delaware and has all requisite corporate power and authority to own and lease its properties and assets and to carry on its business as currently conducted. The Company has no subsidiaries and no equity, profit sharing, participation or other ownership interest (including any general partnership interest) in any corporation, partnership, limited partnership or other entity. The Company is duly qualified and licensed to do business and is in good standing in all jurisdictions where such qualification is required, a list of which is set forth on the Sellers' Disclosure Schedule.

1.1 DUE AUTHORIZATION. The Stockholders have full power and authority to enter into and perform this Agreement and, to the extent applicable, the Employment Agreements and to carry out the transactions contemplated hereby and thereby. The Company has full corporate power and authority to enter into this Agreement and to carry out its obligations hereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company.

1.1 EXECUTION AND DELIVERY. This Agreement has been duly executed and delivered by the Company and the Stockholders and constitutes their legal, valid and binding obligation, enforceable against each of them in accordance with its terms, except as may be limited by the availability of equitable remedies or by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors' rights generally. The execution and delivery by the Company and the Stockholders of this Agreement, the execution and delivery by certain of the Stockholders of the Employment Agreements and the consummation of the transactions contemplated hereby and thereby will not: (i) conflict with or result in a breach of the certificate of incorporation or bylaws of the Company, (ii) violate any law, statute, rule or regulation or any order, writ, injunction or decree of any court or governmental authority, or (iii) violate or conflict with or constitute a default under (or give rise to any right of termination, cancellation or acceleration under) any indenture, mortgage, lease, contract or other instrument to which the Company or any Stockholder is a party or by which they are bound or affected.

1.1 GOVERNMENTAL CONSENTS. Other than the filing of the Certificate of Merger with the Secretary of State of Delaware, no approval, authorization, consent, order or other action of, or filing with, any governmental authority or administrative agency is required in connection with the execution and delivery by the Company and the Stockholders of this Agreement or the consummation of the transactions contemplated hereby. No approval, authorization or consent of any other third party is required in connection with the execution and delivery by the Company and the Stockholders of this Agreement and the consummation of the transactions contemplated hereby.

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1.1            TRANSACTIONS WITH AFFILIATES.  At the time of the Closing, none of the Company's Stockholders, officers, employees or directors or any of foregoing persons' Affiliates (as defined herein) will have any interest in or will own any property or right used principally in the conduct of the Company's business. The term "Affiliate" shall mean any Stockholder or any of the Company's officers, employees and directors, any partner of any such person, or any member of the immediate family (including brother, sister, descendant, ancestor or in-law) of any such person, or any corporation, partnership, trust or other entity in which any such person or any such family member has a substantial interest or is a director, officer, partner or trustee.

1.1 TITLE TO ASSETS. The Company is the sole and exclusive legal owner of all right, title and interest in, and has good and marketable title to, all of the assets of the Company's business that it purports to own, free and clear of liens, claims and encumbrances except (i) liens, claims and encumbrances to be released at Closing and (ii) liens for taxes not yet payable.

1.1 CONDITION OF ASSETS. The fixed assets of the Company (considered as a whole and not on an item by item basis) are in good condition and working order, ordinary wear and tear excepted, and are suitable in all material respects for the uses for which they are intended, free from any known material defects that would substantially interfere with the continued use thereof.

1.1 INTELLECTUAL PROPERTY. The Seller's Disclosure Schedule contains a list, complete and accurate in all material respects, of copyrights, trademarks, tradenames and license rights (collectively the "Intellectual Property") which are material to the business of the Company. To the Controlling Stockholders' knowledge, the Company's use of the Intellectual Property does not infringe upon the rights of, nor otherwise require the consent or approval of, any third parties.

1.1 TAXES. All tax reports and returns relating to the Company's assets and operations (including sales, use, income, property, franchise and employment taxes) that are due have been filed with the appropriate federal, state and local governmental agencies, and the Company has paid all taxes, penalties, interest, deficiencies, assessments or other charges due as reflected on the filed returns or claimed to be due by such federal, state or local taxing authorities (other than taxes, deficiencies, assessments or claims which are being contested in good faith and which in the aggregate are not material). There are no examinations or audits pending or unresolved examinations or audit issues with respect to the Company's federal, state or local tax returns. All additional taxes, if any, assessed as a result of such examinations or audits have been paid. There are no pending claims or proceedings relating to, or asserted for, taxes, penalties, interest, deficiencies or assessments against the Company.

1.1 LITIGATION. There is no order of any court, governmental agency or authority and no action, suit, proceeding or investigation, judicial, administrative or otherwise, of which the Company or the Controlling Stockholders have actual knowledge that is pending or threatened against or affecting the Company which, if adversely determined, might materially and adversely affect the business, operations, properties, assets or conditions (financial or otherwise) of the Company or which challenges the validity or propriety of any of the transactions contemplated by this Agreement.

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1.1            EMPLOYEE BENEFIT PLANS.  The Company has no liabilities under
The Employee Retirement Income Security Act of 1974, as amended ("ERISA"), or similar laws with respect to employee benefit plans. No liability under Title IV of ERISA has been incurred by the Company or an Affiliate thereof that has not been satisfied in full, and no condition exists that presents a material risk to the Company or its Affiliates of incurring liability under such Title. The Company has complied in all material respects with all laws relating to the employment of labor, including any provisions thereof relating to wages, hours, collective bargaining and the payment of social security and other taxes, and is not liable for any material arrearages of wages or any taxes or penalties for failure to comply with any of the foregoing.

1.1            CAPITALIZATION; OWNERSHIP OF SHARES.

          (a) The Company has authorized 20,000,000 shares of its Common Stock, of which 17,747,167 shares will be issued and outstanding immediately prior to the Closing (giving effect to the exercise of all Convertible Securities). All of the Shares have been duly authorized and validly issued and are fully paid and nonassessable. Except as set forth herein, there is no outstanding subscription, contract, option, warrant, call or other right obligating the Company to issue, sell, exchange or otherwise dispose of, or to purchase, redeem or otherwise acquire, shares of, or securities convertible into or exchangeable for, capital stock or other equity interests of any type of the Company.

          (b) All of the Shares indicated on Schedule I hereto as owned by a Controlling Stockholder are owned of record and beneficially by such Controlling Stockholder free and clear of all liens, claims, charges and encumbrances of every kind.

1.1            FINANCIAL STATEMENTS AND RECORDS OF THE COMPANY.

1.1.1 The Company has delivered to DocuCorp true, correct and complete copies of the balance sheet of the Company as of December 31, 1997, and the related statement of operations for the year then ended (the "Company Financial Statements").

1.1.1 The Company Financial Statements present fairly the assets, liabilities and financial position of the Company as of the dates thereof and the results of operations thereof for the period then ended and have been prepared in conformity with generally accepted accounting principles applied on a consistent basis with prior periods, except as disclosed therein. The books and records of the Company have been and are being maintained in accordance with good business practice, reflect only valid transactions, are complete and correct in all material respects and present fairly in all material respects the basis for the financial position and results of operations of the Company set forth in the Company Financial Statements.

          (c) As of the Closing Date, (i) the working capital of the Company (after giving effect to the accrual of expenses pursuant to Section 16.1 hereof) will be no less than a negative $1.7 million, (ii) the Company's total indebtedness for borrowed money will not exceed $2.45 million, and
     (iii) the Company's stockholder's equity will be no less than a negative $2.4 million.

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1.1            ABSENCE OF CERTAIN CHANGES.  Since December 31, 1997, the
Company has not (i) suffered any change in its financial condition or results of operations other than changes in the ordinary course of business that, individually or in the aggregate, have had a material adverse effect on the Company, (ii) acquired or disposed of any asset, or incurred, assumed, guaranteed or endorsed any liability or obligation, or subjected or permitted to be subjected any material amount of assets to any lien, claim or encumbrance of any kind, except in the ordinary course of business, (iii) entered into or terminated any Material Contract (as hereinafter defined), or agreed or made any material changes in any Material Contract, other than renewals and extensions thereof in the ordinary course of business, (iv) declared, paid or set aside for payment any dividend or distribution with respect to its capital stock , entered into any collective bargaining, employment, consulting, compensation or similar agreement with any person or group, (vi) entered into, adopted or amended any employee benefit plan or
(viii) taken any action that would be prohibited under Section 5.4.

1.1 UNDISCLOSED LIABILITIES. Other than as set forth on the Company Financial Statements, there are no liabilities or obligations of the Company of a nature required to be disclosed on financial statements prepared in accordance with generally accepted accounting principles.

1.1 CONTRACTS AND AGREEMENTS. The Sellers' Disclosure Schedule contains a list, complete and accurate in all material respects, of all of the following categories of contracts and agreements to which the Company is bound at the date hereof: (i) employee benefit plans, employment, consulting or similar contracts, (ii) contracts relating to leasehold interests, (iii) contracts that involve remaining aggregate payments by the Company in excess of $10,000 or which have a remaining term in excess of one year, (iv) insurance policies, (v) licenses of software by the Company, (vi) agreements of the Company with resellers or other third party distributors of its products and (vii) any contracts, other than as listed above, which are not made in the ordinary course of business (collectively the "Material Contracts"). The Company is not in default with respect to any of the Material Contracts.

1.1 RECEIPT OF DOCUCORP SHARES. In connection with the receipt of DocuCorp Shares pursuant to the transactions contemplated hereby, each of the Stockholders understand and acknowledge the following:

          (a) Such Stockholder understands the merits and risks involved in an investment in DocuCorp. DocuCorp has afforded such Stockholder the opportunity to ask questions and receive answers concerning the terms and conditions of the issuance of the DocuCorp Shares and to obtain any additional information regarding DocuCorp that such Stockholder deems necessary;

          (b) Such Stockholder understands that the DocuCorp Shares to be issued hereunder have not been registered under the Securities Act of 1933, as amended, or under the securities laws of any state and, therefore, cannot be sold unless they are subsequently so registered or an exemption from such registration is available; and

          (c) Such Stockholder is acquiring the DocuCorp Shares to be issued hereunder for his own account and without any intention of reselling or distributing them. Such Stockholder has not offered for sale or agreed to sell any portion of the foregoing shares.

1.1 FINDERS AND BROKERS. All negotiations relative to this Agreement and the transactions contemplated hereby have been carried on by the Stockholders directly with DocuCorp. No person has as a result of any agreement or action of the Company or the Stockholders any valid claim against any of the parties hereto for a brokerage commission, finder's fee or other like payment.

1         REPRESENTATIONS AND WARRANTIES OF DOCUCORP AND ACQUISITION CO.

     Each of DocuCorp and Acquisition Co., jointly and severally, hereby represents and warrants to the Stockholders as follows:

1.1            ORGANIZATION AND GOOD STANDING.   Each of DocuCorp and
Acquisition Co. is a corporation, duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own and lease its properties and carry on its business as currently conducted.

1.1            DUE AUTHORIZATION.   Each of DocuCorp and Acquisition Co. has
full corporate power and authority to enter into this Agreement and to carry out its obligations hereunder. The execution and delivery of this Agreement and the Employment Agreements, and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of DocuCorp.

1.1 EXECUTION AND DELIVERY. This Agreement has been duly executed and delivered by each of DocuCorp and Acquisition Co. and constitutes the legal, valid and binding obligation of each, enforceable against each of them in accordance with its terms, except as may be limited by the availability of equitable remedies or by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors' rights generally. The execution and delivery by DocuCorp of this Agreement and the Employment Agreements and the consummation of the transactions contemplated hereby and thereby will not: (i) conflict with or result in a breach of the certificate of incorporation or bylaws of DocuCorp, (ii) violate any law, statute, rule or regulation or any order, writ, injunction or decree of any court or governmental authority, or (iii) violate or conflict with or constitute a default under (or give rise to any right of termination, cancellation or acceleration under) any indenture, mortgage, lease, contract or other instrument to which DocuCorp is a party or by which it is bound or affected.

1.1 DOCUCORP SHARES. The DocuCorp Shares to be issued to the Stockholders will, upon issuance be duly and validly issued, fully paid and nonassessable.

1.1 SEC REPORTS. DocuCorp has furnished to the Stockholders true and complete copies of (i) DocuCorp's Annual Report on Form 10-K for the year ended July 31, 1997, (ii) the DocuCorp's Quarterly Report on Form 10-Q for the first quarter of fiscal 1998 and (iii) DocuCorp's Registration Statement on Form S-1 filed on January 16, 1998 (collectively the "SEC Reports"). The SEC Reports did not, on their respective dates of filing, contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. DocuCorp has filed on a timely basis all documents required to be filed by it with the Securities and Exchange Commission (the "SEC") and all such documents complied as to form with the applicable requirements of law. All financial statements included in such documents, including without limitation, the SEC Reports, (i) complied as to form in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, (ii) were prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods covered thereby (except as may be indicated therein), (iii) fairly present the financial position, results of operations and cash flows of DocuCorp as of the respective dates thereof and for the periods referred to therein, and (iv) are consistent with the books and records of DocuCorp. Since the date of the most recent SEC Reports, there has not been any material adverse change in the assets, business, financial condition or results of operations of DocuCorp.

1.1 FINDERS AND BROKERS. All negotiations relative to this Agreement and the transactions contemplated hereby have been carried on by DocuCorp directly with the Stockholders and the Company. No person has as a result of any agreement or action of DocuCorp any valid claim against any of the parties hereto for a brokerage commission, finder's fee or other like payment.

1         CERTAIN COVENANTS AND AGREEMENTS

     The Company and the Stockholders, jointly and severally (subject to the provisions of Section 15.10 hereof), covenant and agree that, from and after the execution and delivery of this Agreement to and including the Closing Date (and thereafter as reflected below), they shall cause the Company to comply with the covenants set forth below, and DocuCorp covenants and agrees that it shall similarly comply with said covenants to the extent applicable to it.

1.1 ACCESS. Upon reasonable notice, the Company and the Stockholders will give to DocuCorp and its counsel, accountants and other authorized representatives, full access during reasonable business hours to all of the Company's properties, books, contracts, documents and records and shall furnish DocuCorp with all such information concerning their affairs, including financial statements, as DocuCorp may reasonably request in order that DocuCorp may have full opportunity to make such reasonable investigations as it shall desire for the purpose of verifying the performance of and compliance with the representations, warranties, covenants and the conditions contained herein or for other purposes reasonably related to the transactions contemplated hereby. The Company and the Stockholders will take all action necessary to enable DocuCorp, its counsel, accountants and other representatives to discuss the affairs, properties, business, operations and records of the Company at such times and as often as DocuCorp may reasonably request with executives, independent accountants and counsel of the Company and the Stockholders. In the event that the Closing does not occur and this Agreement is terminated, the Company and the Stockholders, on the one hand, and DocuCorp, on the other, shall (i) maintain the confidentiality of all information obtained from the other party in connection herewith, except for such information as is in the public domain,
(ii) not use any such information so obtained for its own benefit or to the detriment or competitive disadvantage of the other party, and (iii) promptly return copies of all books, records, contracts and any other documentation of the other delivered to such party pursuant to the transactions contemplated hereby.

1.1 BEST EFFORTS. The Company, the Stockholders and DocuCorp shall take all reasonable actions necessary to consummate the transactions contemplated by this Agreement and will use all means that are both necessary and reasonable means at their disposal to obtain all necessary consents and approvals of other persons and governmental authorities required to enable it to consummate the transactions contemplated by this Agreement. Each party shall make all filings, applications, statements and reports to all governmental agencies or entities which are required to be made prior to the Closing Date by or on its behalf pursuant to any statute, rule or regulation in order to consummate the transactions contemplated by this Agreement, and copies of all such filings, applications, statements and reports shall be provided to the other.

1.1 PUBLIC ANNOUNCEMENTS. Prior to the Closing Date, all notices to third parties and other publicity relating to the transaction contemplated by this Agreement shall be jointly planned and agreed to by the Company and DocuCorp.

1.1 ORDINARY COURSE OF BUSINESS. Except as contemplated by this Agreement, during the period from the execution and delivery of this Agreement through the Closing Date, the Company shall (i) conduct its operations in the ordinary course of business consistent with past and current practices, (ii) use reasonable best efforts to maintain and preserve intact its goodwill and business relationships, (iii) not enter into any agreement which involves the payment by the Company of an aggregate amount exceeding $10,000, or which has a term exceeding one year, (iv) not increase, or agree to increase, the level of compensation payable to any of its employees or the Stockholders, or pay any bonuses to Stockholders, or (v) take any action which would cause any representation contained in Article 3 to be untrue as of the Closing Date.

     5.5  REGISTRATION OF DOCUCORP SHARES.

          (a) As soon as practicable after the written request of a majority in interest of the Stockholders (which request may be made on and after the later of (i) May 15, 1998 or (ii) the expiration of the lock-up period applicable to DocuCorp's initial public offering of its common stock), DocuCorp shall prepare and file with the SEC a Registration Statement on Form S-3 (the "Registration Statement") registering the DocuCorp Shares for resale to the public. DocuCorp shall cause the Registration Statement (i) to become effective as soon as practicable after the filing thereof and (ii) to remain effective so that such DocuCorp Shares may be offered and sold on a continuous or delayed basis in accordance with Rule 415 under the 1933 Act, until the earlier of two years after the Closing Date or such time as all of the DocuCorp Shares have been sold by the Stockholders.

          (b) Based upon the written opinion of DocuCorp's securities law counsel, DocuCorp may, by written notice to the Stockholders, for a period not to exceed 30 days, suspend or withdraw the Registration Statement and require that the Stockholders cease sales of the DocuCorp Shares thereunder, if (i) DocuCorp is engaged in negotiations or preparations for any transaction that DocuCorp desires to keep confidential for valid business reasons, and (ii) DocuCorp determines in good faith that the public disclosure requirements imposed on DocuCorp as a result of the Registration Statement would require public disclosure of such negotiations or preparations; provided, however, that DocuCorp may not exercise this right on more than one occasion.

          (c) DocuCorp agrees to indemnify and hold harmless the Stockholders, and any broker or agent selling the DocuCorp Shares on behalf of the Stockholders, against any losses, claims, damages or liabilities to which any such person may become subject under the 1933 Act, or otherwise, insofar as such losses, claims, damages or liabilities arise from any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement or prospectus included therein, or any supplemental filings, or other documents, incident to the Registration Statement, or arise out of or are based upon the omission to state therein a fact required to be stated therein or necessary to make the statements therein not misleading (except insofar as such losses, claims, damages or liabilities arise out of or are based upon information furnished in writing to DocuCorp by or on behalf of the Stockholders specifically for use in such Registration Statement or prospectus).

          (d) DocuCorp shall bear all expenses of the Registration Statement filed hereunder, which shall include, without limitation, all registration and filing fees and the reasonable fees and disbursements of counsel and accountants for DocuCorp; but which shall not include any selling commissions or underwriting discounts or stock transfer taxes for the Stockholders or their brokers or underwriters or of any counsel or accountants retained by the Stockholders.

     5.6 RESALE OF DOCUCORP SHARES. Notwithstanding the registration for resale of the DocuCorp Shares, as contemplated by Section 5.5 above, the Management Stockholders will not, unless the prior written consent of DocuCorp is given, (i) transfer, sell, offer for sale, solicit an offer to buy, grant any option to purchase, contract to sell or otherwise dispose (except as contemplated by Section 12(a) hereof) of any shares of or any interest in the DocuCorp Shares owned by the Management Stockholders or with respect to which the Management Stockholders have the power of disposition,
(ii) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of the DocuCorp Shares (whether any such transaction described in clause (i) above or clause (ii) herein is to be settled by delivery of DocuCorp Shares or other securities, in cash or otherwise), or (iii) announce an intention to do any of the foregoing, until February 1, 2001 (the "Lockup Period") without the prior written consent of DocuCorp; provided, however, that the foregoing shall not preclude any disposition by gift of any DocuCorp Shares, or any interest therein to or for the benefit of any Immediate Family Member (as defined below) so long as any such proposed transferee, prior to such disposition, agrees in writing, in form and substance satisfactory to DocuCorp, to be bound by the terms of this Section 5.6. For purposes of this Lockup Agreement, "Immediate Family Member" means a spouse and each of his natural or adopted children. Notwithstanding the foregoing, (i) the provisions of this Section 5.6 shall not be applicable to 1/3 of the DocuCorp Shares received by the Management Stockholders as the Merger Consideration, (ii) the restrictions set forth in this Section 5.6 shall lapse on February 1, 2000 as to an additional 1/3 of the DocuCorp Shares received by the Management Stockholders (other than Michael C. Row, as to whom the restrictions shall lapse as to all of his DocuCorp Shares received as Merger Consideration) as the Merger Consideration and (iii) a Management Stockholder may at any time pledge DocuCorp Shares in connection with a bona fide loan.

1         CONDITIONS TO DOCUCORP'S CLOSING

     All obligations of DocuCorp under this Agreement shall be subject to the fulfillment at or prior to the Closing of the following conditions, it being understood that DocuCorp may, in its sole discretion, waive any or all of such conditions in whole or in part:

1.1 REPRESENTATIONS, ETC. The Company and the Stockholders shall have performed in all material respects the covenants and agreements contained in this Agreement that are to be performed by each of them at or prior to the Closing, and the representations and warranties of the Company and the Stockholders contained in this Agreement shall be true and correct as of the Closing Date with the same effect as though made at such time (except as contemplated or permitted by this Agreement).

1.1 CONSENTS. All consents and approvals from any third parties required to consummate the transactions contemplated by this Agreement shall have been obtained without material cost or other materially adverse consequence to DocuCorp.

1.1 NO ADVERSE LITIGATION. No order or preliminary or permanent injunction shall have been entered and no action, suit or other legal or administrative proceeding by any court or governmental authority, agency or other person shall be pending or threatened on the Closing Date which may have the effect of (i) making any of the transactions contemplated hereby illegal, (ii) materially adversely affecting the value of the assets or business of the Company or (iii) making DocuCorp or the Company liable for the payment of a material amount of damages to any person.

1.1 BOARD OF DIRECTOR APPROVAL. DocuCorp's board of directors shall have approved the execution, delivery and performance of this Agreement by DocuCorp.

1.1 CLOSING DELIVERIES. DocuCorp shall have received each of the documents or items required to be delivered to it pursuant to Section 8.1 hereof.

1         CONDITIONS TO STOCKHOLDERS' AND COMPANY'S CLOSING

     All obligations of the Company and the Stockholders under this Agreement shall be subject to the fulfillment at or prior to the Closing of the following conditions, it being understood that the Company and the Stockholders may, in their sole discretion, waive any or all of such conditions in whole or in part:

1.1 REPRESENTATIONS, ETC. DocuCorp shall have performed in all material respects the covenants and agreements contained in this Agreement that are to be performed by it at or prior to the Closing, and the representations and warranties of DocuCorp contained in this Agreement shall be true and correct as of the Closing Date with the same effect as though made at such time (except as contemplated or permitted by this Agreement).

1.1 NO ADVERSE LITIGATION. No order or preliminary or permanent injunction shall have been entered and no action, suit or other legal or administrative proceeding by any court or governmental authority, agency or other person shall be pending or threatened on the Closing Date which may have the effect of (i) making any of the transactions contemplated hereby illegal or (ii) making the Stockholders liable for the payment of a material amount of damages to any person.

1.1 CLOSING DELIVERIES. The Company and the Stockholders shall have received each of the documents or items required to be delivered to them pursuant to Section 8.2 hereof.

1         DOCUMENTS TO BE DELIVERED AT CLOSING

1.1            TO DOCUCORP.  At the Closing, there shall be delivered to
               DocuCorp:

1.1.1 the Shares, in form satisfactory to DocuCorp and its counsel;

1.1.1               the Employment Agreements and the Post-Closing Escrow
                    Agreement;

1.1.1               a copy of all consents and approvals referred to in
                    Section 6.2 hereof;

          (d) resignations of all the officers and directors of the Company from such positions and from their employment with the Company;

          (e)  the corporate minute books and stock books of the Company; and

          (f)  all other items reasonably requested by DocuCorp.

1.1 TO THE STOCKHOLDERS. At the Closing, there shall be delivered to the Stockholders (or, as applicable, to the Post-Closing Escrow Agent):

1.1.1 650,000 DocuCorp Shares as contemplated by Section 2.1 hereof;

1.1.1               the Post-Closing Escrow Agreement; and

1.1.1               all other items reasonably requested by the Stockholders.

1         SURVIVAL; RIGHT TO PROCEED

     9.1 SURVIVAL. All representations, warranties, covenants and agreements made by any party to this Agreement or pursuant hereto shall be deemed to be material and to have been relied upon by the parties hereto and shall survive the Closing for a period of 12 months; provided, however, that
(i) the representations contained in Section 3.13 and 3.15 shall survive the Closing for a period of 20 months, (ii) the representations contained in
Section 3.9 shall survive until the statute of limitations with respect to tax matters expires and (iii) the representations contained in Section 3.12 shall survive indefinitely. The representations and warranties hereunder shall not be affected or diminished by any investigation at any time by or on behalf of the party for whose benefit such representations and warranties were made.

     9.2 RIGHT TO PROCEED. Anything in this Agreement to the contrary notwithstanding, if any of the conditions specified in Section 6 hereof have not been satisfied, DocuCorp shall have the right to proceed with the transactions contemplated hereby, and if any of the conditions specified in
Section 7 hereof have not been satisfied, the Company and the Stockholders shall have the right to proceed with the transactions contemplated hereby.
If any right to proceed is exercised, the party exercising such right shall be deemed to have waived such unsatisfied condition as to which it has written notice and any claim for damages or loss for any breach of such conditions not so satisfied, but such waiver shall not affect the survival of representations, warranties, covenants and agreements as provided herein, except as to specific representations, warranties, covenants and agreements included in the condition or conditions so waived.

1         INDEMNIFICATION OF THE STOCKHOLDERS

     DocuCorp shall indemnify and hold the Stockholders harmless from, against, for and in respect of:

1.1.1 any and all damages, losses, settlement payments, obligations, liabilities, claims, actions or causes of action and encumbrances suffered, sustained, incurred or required to be paid by the Stockholders because of the breach of any written representation, warranty, agreement or covenant of DocuCorp contained in or made in connection with this Agreement;

1.1.1 any and all liabilities, obligations, claims and demands arising out of the ownership and operation of the Company on and after the Closing Date, except to the extent the same arises from a breach of any written representation, warranty, agreement or covenant of the Company or any Stockholder contained in or made in connection with this Agreement; and

1.1.1 all reasonable costs and expenses (including, without limitation, attorneys' fees, interest and penalties) incurred by the Stockholders in connection with any action, suit, proceeding, demand, assessment or judgment incident to any of the matters indemnified against in this Section 10.

1         INDEMNIFICATION OF DOCUCORP

     The Controlling Stockholders (jointly and severally) shall indemnify and hold DocuCorp harmless from, against, for and in respect of:

1.1.1 any and all damages, losses, settlement payments, obligations, liabilities, claims, actions or causes of action and encumbrances suffered, sustained, incurred or required to be paid by DocuCorp because of the breach of any written representation, warranty, agreement or covenant of the Company or any Controlling Stockholder contained in or made in connection with this Agreement; and

1.1.1 all reasonable costs and expenses (including, without limitation, attorneys' fees, interest and penalties) incurred by DocuCorp in connection with any action, suit, proceeding, demand, assessment or judgment incident to any of the matters indemnified against in this Section 11.

In order to secure the foregoing indemnification obligations of the Controlling Stockholders, the Controlling Stockholders have entered into the Post-Closing Escrow Agreement.

1         GENERAL RULES REGARDING INDEMNIFICATION

1.1.1 The obligations and liabilities of each indemnifying party hereunder with respect to claims resulting from the assertion of liability by the other party shall be subject to the following terms and conditions:

1.1.1.1 The indemnified party shall give prompt written notice (which in no event shall exceed 30 days from the date on which the indemnified party first became aware of such claim or assertion) to the indemnifying party of any claim which might give rise to a claim by the indemnified party against the indemnifying party based on the indemnity agreements contained in Section 10 or 11 hereof, stating the nature and basis of said claims and the amounts thereof, to the extent known;

1.1.1.1 If any action, suit or proceeding is brought against the indemnified party with respect to which the indemnifying party may have liability under the indemnity agreements contained in Section 10 or 11 hereof, the action, suit or proceeding shall, upon the written acknowledgment by the indemnifying party that is obligated to indemnify under such indemnity agreement, be defended (including all proceedings on appeal or for review which counsel for the indemnified party shall deem appropriate) by the indemnifying party. The indemnified party shall have the right to employ its own counsel in any such case, but the fees and expenses of such counsel shall be at the indemnified party's own expense unless the employment of such counsel and the payment of such fees and expenses both shall have been specifically authorized in writing by the indemnifying party in connection with the defense of such action, suit or proceeding, in which event the indemnifying party shall not have the right to direct the defense of such action, suit or proceeding on behalf of the indemnified party. The indemnified party shall be kept fully informed of such action, suit or proceeding at all stages thereof whether or not it is represented by separate counsel.

1.1.1.1 The indemnified party shall make available to the indemnifying party and its attorneys and accountants all books and records of the indemnified party relating to such proceedings or litigation and the parties hereto agree to render to each other such assistance as they may reasonably require of each other in order to ensure the proper and adequate defense of any such action, suit or proceeding.

1.1.1.1 The indemnified party shall not make any settlement of any claims without the written consent of the indemnifying party, which consent shall not be unreasonably withheld or delayed.

1.1.1.1 If any claims are made by third parties against an indemnified party for which an indemnifying party would be liable, and it appears likely that such claims might also be covered by the indemnified party's insurance policies, the indemnified party shall make a timely claim under such policies and to the extent that such party obtains any recovery from such insurance, such recovery shall be offset against any sums due from an indemnifying party (or shall be repaid by the indemnified party to the extent that an indemnifying party has already paid any such amounts). The parties acknowledge, however, that if an indemnified party is self-insured as to any matters, either directly or through an insurer which assesses retroactive premiums based on loss experience, then to the extent that the indemnified party bears the economic burden of any claims through self-insurance or retroactive premiums or insurance ratings, the indemnifying party's obligation shall only be reduced by any insurance recovery in excess of the amount paid or to be paid by the indemnified party in insurance premiums.

               (vi) An indemnified party shall not make any claim hereunder unless and until it has incurred damages and expenses of a cumulative aggregate of $25,000 (the "Floor") and shall thereafter be entitled to make a claim only for amounts incurred in excess of such Floor.

               (vii) The Controlling Stockholders shall be entitled to satisfy any claim for indemnification hereunder by surrendering DocuCorp Shares to DocuCorp, which shares shall for such purposes be valued at a price per share which is equal to the closing price of DocuCorp Common Stock on the Nasdaq National Market (or if the shares are not then trading on such market, using such other market as will best approximate the fair market value of DocuCorp Common Stock) on the date (the "Valuation Date") that the notice pursuant to Section 12(a)(i) is delivered to the Controlling Stockholders; provided, however, that such value shall not be less than the value of the DocuCorp Shares on the Effective Date, or $5.00 per share, adjusted for future stock splits, dividends and the like (the "Effective Date Price").

               (viii) The aggregate obligation of the Controlling Stockholders to indemnify DocuCorp under this Agreement shall be limited to aggregate payments in an amount (the "Indemnity Cap") equal to the sum of (i) 604,600 multiplied by the Effective Date Price plus (ii) the total amount of Contingent Purchase Price paid to the Controlling Stockholders hereunder. No Controlling

          Stockholder shall be liable hereunder in an amount which exceeds the pro rata portion of the Indemnity Cap Amount paid to such Controlling Stockholder.

               (ix) DocuCorp shall be entitled to assert a claim against the DocuCorp Shares escrowed pursuant to the Post-Closing Escrow Agreement in respect of any amounts to which it is entitled to receive by virtue of the indemnification provisions of this Agreement.

1.1.1 DocuCorp acknowledges and agrees that its sole and exclusive remedy with respect to any and all claims relating to the subject matter of this Agreement shall be pursuant to the indemnification provisions set forth in Sections 11 and 12 of this Agreement.

1         FAILURE TO CLOSE BECAUSE OF DEFAULT

     In the event that the Closing is not consummated by virtue of a material default made by a party in the observance or in the due and timely performance of any of its covenants or agreements herein contained ("Default"), the parties shall have and retain all of the rights afforded them at law or in equity by reason of that Default. In addition, the Company and the Stockholders, on the one hand, and DocuCorp, on the other, acknowledge that the Shares and the transactions contemplated hereby are unique, that a failure by any of them to complete such transactions will cause irreparable injury to the other, and that actual damages for any such failure may be difficult to ascertain and may be inadequate. Consequently, DocuCorp, the Company and the Stockholders agree that each shall be entitled, in the event of a Default by the other, to specific performance of any of the provisions of this Agreement in addition to any other legal or equitable remedies to which the non-defaulting party may otherwise be entitled. In the event any action is brought, the prevailing party shall be entitled to recover court costs, arbitration expenses and reasonable attorneys' fees.

1         TERMINATION RIGHTS

      This Agreement may be terminated by either DocuCorp or the Company, if either such party is not then in Default, upon written notice to the other upon the occurrence of any of the following:

1.1.1 If the Closing has not occurred on or before February 20, 1998;

1.1.1 If either party Defaults and such Default has not been cured within 30 days of written notice of such Default by the other party;

1.1.1 Subject to the provisions of Sections 6 and 7 hereof, by the Company or DocuCorp, if on the Closing Date any of the conditions precedent to the obligations of the Company or DocuCorp, respectively, set forth in this Agreement have not been satisfied or waived by such party; or

1.1.1               By mutual consent of the Company and DocuCorp.

1         DISPUTE RESOLUTION

          (a) Any dispute, controversy or claim arising out of or in connection with this Agreement shall be resolved in accordance with the provisions of this Section. DocuCorp or the Controlling Stockholders may demand, by written notice to the other party, that the dispute be submitted to arbitration. The arbitration shall be conducted in Wilmington, Delaware according to the provisions of this Section. If the parties mutually agree upon one or more individuals to arbitrate the dispute, such individuals shall arbitrate the dispute. If the parties mutually agree upon the rules for conducting the arbitration, such rules shall govern the arbitration. If, however, the parties cannot agree upon the identity of the arbitrators and/or the rules for conducting the arbitration within seven days after the notice demanding arbitration, either party may request the American Arbitration Association (the "AAA") to appoint, on an expedited basis, one arbitrator who shall have substantial experience as an arbitrator, be experienced in the subject matter of the dispute and be able to commence the arbitration proceedings (with at least an initial hearing), according to the requirements of this Section and other complementary rules of the American Arbitration Association, within 14 days after the appointment. The parties shall exchange demands for relief and responses thereto, and may serve their requests for production of documents pursuant to the Uniform Arbitration Act, prior to the initial hearing.
          (b) The arbitration proceedings shall be completed within 30 days after the initial hearing and the arbitrator's decision shall be provided to the parties within seven days thereafter. The decision of the arbitrator shall be final and binding provided such decision is set forth in a writing by the arbitrator which recites the decision and all findings and orders relative to the implementation thereof including, without limitation, the amount and/or nature of any awards and the allocation of responsibility among the parties to pay the AAA fees and the fees of the attorneys and other professionals incurred by the parties, in accordance with this Section. The arbitrator's decision may be enforced by a court of competent jurisdiction.

          (c) Except where clearly inconsistent with the subject matter of the dispute, the parties agree to continue performing their respective obligations under this Agreement while the dispute is being resolved. Prior to receipt of the arbitrator's decision, each of the parties shall pay their own expenses in connection with the mediation and/or arbitration and shall share the costs of any mediator and/or arbitrator. The arbitrator shall order that either of the parties that is entitled to an award on the merits of the dispute shall have its costs (including AAA fees and attorney and other professional fees), paid by the other party; provided, however, that the arbitrator shall have discretion to apportion the responsibility for the costs of the parties in the event that the arbitrator's decision is not solely in favor of one of the parties.

          (d) Notwithstanding the foregoing requirement to arbitrate any dispute, in the event either of the parties determines it necessary to seek injunctive relief against another, the party seeking the injunction may seek such injunction without complying with the prerequisite of mediation and arbitration. The parties hereto agree that any arbitrator(s) utilized hereunder shall have the authority to issue injunctive orders for specific enforcement.

1         MISCELLANEOUS PROVISIONS

1.1 EXPENSES. DocuCorp shall pay the fees and expenses incurred by it and the Company shall pay the fees and expenses incurred by it and by the Stockholders in connection with the transactions contemplated by this Agreement.

1.1 AMENDMENT. This Agreement may be amended at any time but only by an instrument in writing signed by the parties hereto.

1.1 NOTICES; ATTORNEY-IN-FACT. All notices and other communications delivered hereunder shall be in writing and shall be deemed given if delivered personally or upon actual receipt if mailed by certified mail, return receipt requested or delivered by nationally recognized "next-day" delivery service, to the parties at the addresses set forth below:

If to the Stockholders and (prior to the Closing) the Company:

     1818 Market Street
     36th Floor
     Philadelphia, Pennsylvania 19103
     Attention: President
     Telephone: (215) 496-1700
     Telecopy:  (215) 496-1701


If to DocuCorp or Acquisition Co:

     5910 N. Central Expressway, Suite 800
     Dallas, Texas 75206
     Attention: President
     Telephone: (214) 891-6500
     Telecopy:  (214) 891-6678

or such other address or addresses as any party shall have designated by notice to each other party in accordance with this Section 16.3. The Stockholders hereby appoint Sashidhar P. Reddi as the Attorney-in-Fact to receive notices hereunder and to deliver to DocuCorp all notices required to be made hereunder.

1.1 ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, heirs and permitted assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the others.

1.1 COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

1.1 HEADINGS. The headings of the Sections of this Agreement are inserted for convenience only and shall not constitute a part hereof.

1.1 ENTIRE AGREEMENT. This Agreement and the documents referred to herein contain the entire understanding of the parties hereto in respect of the subject matter contained herein. There are no restrictions, promises, warranties, conveyances or undertaking other than those expressly set forth herein. This Agreement supersedes any prior agreements and understandings between the parties with respect to the subject matter.

1.1 WAIVER. Except as provided in Section 9.2 hereof, no attempted waiver of compliance with any provision or condition hereof, or consent pursuant to this Agreement, will be effective unless evidenced by an instrument in writing by the party against whom the enforcement of any such waiver or consent is sought.

1.1 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware.

1.1 ASSERTION OF CLAIMS AGAINST THE COMPANY. In any proceeding by DocuCorp to assert or prosecute any claims under, or to otherwise enforce, the Agreement, the Stockholders agree that they shall not assert as a defense or bar to recovery, and hereby waive any right to so assert such defense or bar such recovery, that (a) prior to Closing the Company shall have had knowledge of the circumstances giving rise to the claim being pursued by it;
(b) prior to Closing, the Company engaged in conduct or took action that caused or brought about the circumstances giving rise to its claim, or otherwise contributed thereto; or (c) the Stockholders have a right of contribution from the Surviving Corporation to the extent that there is any recovery against the Stockholders.

1.1 FRANCHISE TAXES OF THE COMPANY. Liability for state corporate franchise taxes assessed on the Shares payable with respect to the tax year in which the Closing Date falls shall be prorated as between the Stockholders and DocuCorp on the basis of the number of days of the tax year elapsed to and including such date. To the extent possible, such proration shall be made on the Closing Date based upon estimates of such franchise tax (without giving effect to any changes in the tax rate or amount due as a result of actions by the Company or DocuCorp at or after the Closing).

1.1 SEVERABILITY. The event that any of the provisions contained in this Agreement is held to be invalid, illegal or unenforceable shall not affect any other provision hereof, and this Agreement shall be construed as if such invalid, illegal or unenforceable provisions had not been contained herein.

1.1 INTENDED BENEFICIARIES. The rights and obligations contained in this Agreement are hereby declared by the parties hereto to have been provided expressly for the exclusive benefit of such entities as set forth herein and shall not benefit, and do not benefit, any unrelated third parties.

1.1 MUTUAL CONTRIBUTION. The parties to this Agreement and their counsel have mutually contributed to its drafting. Consequently, no provision of this Agreement shall be construed against any party on the ground that such party drafted the provision or caused it to be drafted or the provision contains a covenant of such party.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

                              DocuCorp International, Inc.


                              By: /s/ Michael D. Andereck
                                 --------------------------
                                   Michael D. Andereck
                                   President and Chief Executive Officer

                              EZPS Acquisition Corp.


                              By: /s/ Michael D. Andereck
                                 --------------------------
                                   Michael D. Andereck
                                   President and Chief Executive Officer

                              EZPower Systems, Inc.


                              By: /s/ Sashidhar P. Reddi
                                 --------------------------
                                   Sashidhar P. Reddi
                                   President


                              Stockholders:


                                  /s/ Sashidhar P. Reddi
                                  -----------------------
                                   Sashidhar P. Reddi

                                  /s/ Subinder Khurana
                                  -----------------------
                                   Subinder Khurana

                                  /s/ Michael C. Row
                                  -----------------------
                                   Michael C. Row

                                  /s/ Dr. G. V. Reddy
                                  -----------------------
                                   Dr. G. V. Reddy

                                  /s/ Dr. G. V. Reddy
                                  -----------------------
                                   Dr. Swarna Krishnasamy

                                  /s/ Dr. G. V. Reddy
                                  -----------------------
                                   Prasanth G. Reddy

                                  /s/ Dr. G. V. Reddy
                                  -----------------------
                                   Neel G. Reddy

                                  /s/ Dr. G. V. Reddy
                                  -----------------------
                                   Anam Anish Reddy

                                  /s/ Dr. G. V. Reddy
                                  -----------------------
                                   P. Ashok Reddy

                                  /s/ Dr. G. V. Reddy
                                  -----------------------
                                   Neel G. Reddy

                                  /s/ Dr. G. V. Reddy
                                  -----------------------
                                   Anam Anish Reddy

                                  /s/ Dr. G. V. Reddy
                                  -----------------------
                                   Saranya Reddy

                                  /s/ Dr. G. V. Reddy
                                  -----------------------
                                   Ashwin Ashok

                                  /s/ Dr. G. V. Reddy
                                  -----------------------
                                   Sheena Ashok

                                  /s/ Dr. G. V. Reddy
                                  -----------------------
                                   Shanka Bhatta

                                  /s/ Dr. G. V. Reddy
                                  -----------------------
                                   Syed Manzur Elahi

                                  /s/ Dr. G. V. Reddy
                                  -----------------------
                                   Munize Manzur

                                  /s/ Michael C. Row
                                  -----------------------
                                   Dikran Hovamigian

                                  /s/ Michael C. Row
                                  -----------------------
                                   John Iwasz

                                  /s/ Michael C. Row
                                  -----------------------
                                   Sandipan Sharma

                                  /s/ Michael C. Row
                                  -----------------------
                                   John Smith

                                  /s/ Michael C. Row
                                  -----------------------
                                   Matt Timmins

                                  /s/ Michael C. Row
                                  -----------------------
                                   Michael Weiss


                              Digistar Investments


                              By: /s/ Dr. G. V. Reddy
                                  -----------------------

                              Zingero Establishment


                              By: /s/ Dr. G. V. Reddy
                                  -----------------------













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